Exhibit 10.56

[Execution Copy]

DISTRIBUTORSHIP AGREEMENT

THIS DISTRIBUTORSHIP AGREEMENT (the “Agreement”), made and entered into this        day of January, 2007, between WEST PHARMACEUTICAL SERVICES, INC. (formerly known as THE WEST COMPANY, INCORPORATED), a corporation organized under the laws of the Commonwealth of Pennsylvania, U.S.A., having a place of business at 101 Gordon Drive, Lionville, Pennsylvania 19341 (hereinafter referred to as “West”), and DAIKYO SEIKO, LTD., a corporation organized under the laws of Japan, having a place of business at 38-2 Sumida 3-Chome, Sumida-Ku, Tokyo 131-0031, Japan (hereinafter referred to as the “Distributor”).

Background

Distributor has requested the right to distribute the Products (defined below) within the Territory (defined below).  West and Distributor have determined that it is to their mutual benefit to have Distributor agree to sell the Products in the Territory under the terms set forth in this Agreement.

Terms

Intending to be legally bound, the parties agree as follows:

ARTICLE 1   CERTAIN DEFINITIONS

Terms defined in this Article 1 and elsewhere in this Agreement will throughout this Agreement have the meanings here or there provided.  Defined terms may be used in the singular or in the plural, as sense shall require.

A “Change in Control” shall be deemed to have occurred when, in connection with or as the direct or indirect result of any acquisition or sale of any asset or capital stock of West or Distributor, as the case may be, whether or not approved by that company’s board of directors or its shareholders, any entity or person either alone or acting in concert with others acquires shares of the company’s stock and such acquisition results in that entity or person either alone or acting in concert with others directly or indirectly owning beneficially 51% or more of the company’s outstanding shares.

“Net Sales” means gross sales of the Products less returns, customary trade discounts and amounts included in the sales price with respect to insurance, shipping and handling.

“Products” means the closures, vials, medical device components, and similar products used in connection with the packaging, delivery or dispensing of pharmaceutical products, along with materials for making the same, manufactured or sold by West or its subsidiaries.

“Territory” means the Nation of Japan.

ARTICLE 2   APPOINTMENT AND DUTIES OF DISTRIBUTOR

2.01         Appointment and Duties.

(a)           West appoints Distributor as its non-exclusive distributor for the Products within the Territory, and Distributor accepts such appointment.

(b)           During the term of this Agreement, Distributor will, at its own expense:

(i)            use commercially reasonable efforts to promote the sale of the Products within the Territory;
(ii)           maintain inventories of the Products at levels agreed upon from time to time by West and Distributor;
(iii)          establish sales offices in all reasonable locations;
(iv)          ensure that at all times it employs a sufficient number of qualified sales, technical and other personnel to perform its obligations under this Agreement;
(v)           deliver to West at least quarterly a written report which (A) indicates sales of the Products made by Distributor during the previous quarter (including customer’s name, Product number, description, quantity and price), and (B) describes sales progress, marketing conditions, customer responses concerning the Products and activities of competitors within the Territory;
(vi)          immediately advise West of the details of any complaints received from customers and others relating to the Products;
(vii)         promptly advise West if Distributor has knowledge of the commencement or threat of any suit based on any claimed defect in any of the Products;
(viii)        comply with good business practices and with all laws, regulations, rulings and requirements of all governmental authorities having jurisdiction over the subject matter of this Agreement; and
(ix)           handle and store the Products in a proper, adequate and reasonable manner designed to maintain them in marketable condition.

ARTICLE 3   PROMOTION: PROPRIETARY RIGHTS

3.01         Promotional Materials.  Upon request, West will provide to Distributor, at no charge, (a) reasonable quantities of sales and use literature, brochures and other promotional materials in the English language and samples of the Products, and (b) such additional sales assistance as Distributor may otherwise reasonably request.  Distributor will be responsible, at its own expense, for translation of promotional materials into the languages employed in the Territory.

3.02         No Modifications; Markings.  Distributor will not make any modifications to the Products or their packaging without West’s written consent.  All Products sold by Distributor to its customers pursuant to this Agreement must bear all original markings, including the trademarks, logos, brand names, trade names and other designations (the “Marks”), placed on them by West at the time of delivery to Distributor, unless written consent to use other markings is obtained from West.

3.03         Ownership of Rights.  Distributor declares and recognizes that all patents, know-how, trademarks, service marks, trade names, copyrights and other industrial and intellectual property rights relating to the Products (including without limitation all rights to the Marks) and the goodwill associated therewith belong exclusively to West.  Distributor has no right to use, exploit, transfer or sublicense any such industrial or intellectual property rights.  Distributor will promptly advise West of any known or threatened infringement of West’s proprietary rights and support West (at West’s request and expense) in securing and protecting patents, trademarks, service marks, trade and service names, license rights and other proprietary rights.

3.04         Grant of License to Use Marks.   West grants to Distributor a non-transferable, royalty-free license, with right of sublicense, to use and display the Marks listed on Exhibit A in connection with the promotion and sale of the Products within the Territory.  Exhibit A may be supplemented from time to time by West.  West represents that it either owns or otherwise has the right to license such use of the Marks to Distributor.  West shall indemnify and defend Distributor from all liabilities, losses and costs (including without limitation attorneys’ fees) arising in connection with any claim that Distributor’s use of the Marks infringes any trademark or other right of any third party.

ARTICLE 4   SALES TO DISTRIBUTOR

4.01         Orders.  Distributor will submit orders to West from time to time for such Products as Distributor desires to purchase.  No order for the Products from Distributor shall be effective until West has accepted the same in writing.

4.02         Pricing; Terms of Sale.  Prices and terms of sale of Products shall be set by mutual agreement between the parties and reviewed at least annually.

4.03         Deliveries.  West will exercise its best efforts to promptly ship Products ordered by Distributor; provided that West may delay or refuse to make any shipment if Distributor is then in default of any obligation under this Agreement or if any amount due from Distributor to West under any agreement is then unpaid.  Unless otherwise agreed in advance, all deliveries will be made F.O.B. manufacturing plant location.  West will determine the route and method of shipment.  West will not be liable for nondelivery, misdelivery or late delivery which is caused by factors beyond its control, including without limitation war, riots, strikes, fires, floods, acts of God, inability to obtain materials, failure of carriers or compliance with any law, regulation or governmental order.  West will have no liability to Distributor for any failure to deliver goods if their export or import is then prohibited by applicable law, regulation or government action.

ARTICLE 5   WARRANTY: INDEMNIFICATION

5.01         Warranty.  West represents and warrants to Distributor that the Products sold to Distributor pursuant to this Agreement will conform to West’s written specifications for such products.  The exclusive remedy for any breach of the warranty set forth above shall be as follows: West will at its option replace, repair or redesign, without charge to Distributor, or refund the invoice price with respect to any defective Product which was designed and manufactured by West, provided that a claim for such breach is made within one year of the sale of the Product in question.  Products will be deemed defective only if so found after inspection by West at such place as it may specify.  WEST MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCTS.  THERE ARE NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS ARISING FROM ANY COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE.  IN NO EVENT SHALL WEST BE LIABLE TO DISTRIBUTOR FOR (A) INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT OR IN TORT, OR (B) WITH RESPECT TO ANY CLAIM, LAWSUIT, PROCEEDING OR OTHER ACTION BASED UPON ANY ACTION TAKEN BY DISTRIBUTOR WITHOUT PRIOR INSTRUCTION FROM WEST OR ANY ACTION INCONSISTENT WITH SUCH INSTRUCTION.

5.02         Restrictions on Representations.  Distributor will not in any way make any representation or warranty regarding the Products other than those from time to time contained in West’s sales literature or other publications.

5.03         Indemnification.  Distributor will indemnify, defend and hold West harmless from any and all liabilities, losses, obligations, expenses (including without limitation reasonable attorneys’ fees) and costs arising in connection with any lawsuit, proceeding or other action arising out of the operation of Distributor’s business or related to any claim by a third party based, in whole or in part, on Distributor’s distribution or use of the Products.  The activities of any of Distributor’s employees or agents will be considered activities of Distributor for purposes of this section.  West will have the right, but not the obligation, to assume the defense of any such lawsuit, proceeding or action.  West and Distributor will each give the other prompt notice of any such claim, lawsuit, proceeding or action.

ARTICLE 6   TERM AND TERMINATION

6.01         Term.  The term of this Agreement will commence on the date first written above and, unless terminated earlier in accordance with other provisions of this Agreement, will continue for a period of 10 years from such date.

6.02         Termination.  This Agreement may be terminated as follows:

(a)           By West or Distributor upon 90 days’ written notice at any time after West ceases to be a shareholder of Distributor.

(b)           By mutual written consent of both parties at any time.

(c)           By either party in the event of a Change in Control of the other.   The terminating party will make this decision within one year after learning of such Change in Control and provide written notice three months prior to the termination.

(d)           By either party if the other party becomes the subject of a filing or a petition in bankruptcy, or in a judicial proceeding with the object of an arrangement with creditors, or if the rights of this Agreement are seized for the benefit of creditors, or if the other party becomes the subject of a petition for liquidation.

(e)           By either party if the other party breaches a material provision of this Agreement through adverse action or a failure to act and such breach continues unremedied for 20 days despite written notification.

6.03         Effect of Termination.   Upon termination of this Agreement, Distributor will immediately:

(a)           cease to use any materials displaying any Mark, or any service mark or other means of product, service or business identification incorporating all or any part of any Mark, with regard to any product, service or business whatsoever, including, without limiting the foregoing, materials displaying the Marks listed in the attached Exhibit A;

(b)           remove and discontinue the use of all signs, stationery, advertising and literature indicating that Distributor is a distributor or representative of, or is otherwise affiliated with, West;

(c)           return all copies of confidential information in its possession or control to West and cease to use such confidential information for any purpose; and

(d)           return all Products which Distributor has received but for which it has not made payment.

If this Agreement expires according to its terms under Section 6.01 hereof or is terminated earlier pursuant to Sections 6.02(a) or (b) hereof, then West shall bear the cost of returning Products pursuant to Section 6.02(d), otherwise Distributor shall bear such cost.  Distributor waives the applicability and protection of all laws, regardless of jurisdiction, giving to Distributor any rights of indemnity or other compensation in lieu of notice or otherwise arising upon termination of this Agreement or any other relationship between West and Distributor.  West will not be required to indemnify or pay any amount to Distributor, whether as compensation, balancing, relief or otherwise, as a result of the termination of this Agreement.

ARTICLE 7   MISCELLANEOUS

7.01         Relationship of the Parties.  Distributor will act hereunder as an independent contractor with no authority, either express or implied, to obligate West in any respect.   All personnel of Distributor will be employees or agents solely of Distributor, and no such employee or agent will represent himself to be an employee or agent of West.

7.02         Severability.  Unenforceability of any provision or provisions of this Agreement will not render unenforceable, or impair, the remainder of this Agreement.  If any provision or provisions of this Agreement will be found to be invalid, illegal or unenforceable, either in whole or in part, this Agreement will be deemed amended to delete or modify as necessary the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

7.03         Transferability of Rights and Obligations.  Neither party may transfer or assign (whether voluntarily, involuntarily or by operation of law) any of its rights or obligations under this Agreement to any person or entity without the prior written consent of the other party.  Any attempt to transfer or assign any rights or obligations under this Agreement in violation of this Section will be void.  Subject to the foregoing, this Agreement will bind and inure to the benefit of permitted successors and assigns of the parties.

7.04         Notices.  All notices permitted or required to be given hereunder will be written in English and will be deemed duly given (a) when delivered by hand, (b) ten (10 business days after it is mailed, certified or return receipt requested, with postage prepaid; (c) when sent by telex (with answerback), (d) when sent by telecopy (with receipt confirmed), or (e) when receipt is signed for when sent by Federal Express, DHL or other express delivery service.  Notices will be addressed as follows:

If to West:

West Pharmaceutical Services, Inc.
101 Gordon Drive
Lionville, Pennsylvania 19341
Attention:	President
Telecopier:	(610) 594-3021

With a required copy to:

West Pharmaceutical Services, Inc.
101 Gordon Drive
Lionville, Pennsylvania 19341
Attention:	General Counsel
Telecopier:	(610) 594-3013

If to Distributor, to:

38-2, Sumida 3-Chome
Sumida-Ku
Tokyo 131-0031, Japan
Attention:	Masamichi Sudo, President
Telecopier:	81 3 36101241

or at such other address as either party may direct the other in writing.  Each party will promptly inform the other of any change of address or personnel to receive such notices.

7.05         Modifications and Amendments.  No modification, addition or amendment of this Agreement shall be binding on any party unless set forth in a document duly executed by or on behalf of such party.  No waiver of any provision of this Agreement will constitute waiver of or excuse for any other breach or default.  All waivers hereunder must be in writing signed by the party against which enforcement of such waiver is sought.

7.06         Headings.  The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and will not constitute a part of this Agreement, nor, will they affect its meaning, construction or effect.

7.07         Counterparts.  This Agreement may be executed in counterpart, and each counterpart will be deemed to be an original instrument, provided that all such counterparts together will constitute only one agreement.

7.08         Governing Law and Venue.  Japanese law shall be applicable to this Agreement.  There are English language and Japanese language versions of this Agreement.  The English language version is controlling.   The first-instance jurisdiction over all controversies arising out of this Agreement shall lie with the Tokyo District Court or the United States District Court for the Eastern District of Pennsylvania.

7.09         Entire Agreement.  This Agreement and the Exhibits hereto, each of which is incorporated herein, constitute the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior agreements, representations, statements, understandings, customs and trade usage; if any, whether written or oral.  Distributor and West agree that the English language version of this Agreement shall control over translations of this Agreement into any other language.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DAIKYO SEIKO, LTD.

By	/s/ MASAMICHI SUDO
Masamichi Sudo, President

WEST PHARMACEUTICAL SERVICES, INC.

By	/s/ DONALD E. MOREL, PH.D.
Donald E. Morel, Ph.D.,
Chairman and Chief Executive Officer

EXHIBIT A

MARKS